ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is made and entered into this 16th day of May, 1998, by and between, Automated Transfer Systems Corporation ("ATNY"), a Company incorporated pursuant to the laws of the State of Colorado and having its registered and records office at , and Laxarco Holdings Limited a Company incorporated pursuant to the laws of Cyprus and having its registered and records office at ("Laxarco"), and Lawler & Associates, a Professional Law Corporation, (the "Escrow Agent") located at 2820 Townsgate Road, Suite 200, Westlake Village, California 91361.

                            Premises

     ATNY has entered into a share exchange agreement with Laxarco whereby ATNY will exchange 10,000,000 shares of common stock with a par value of $0.002 per share ("ATNY Shares") subject to restrictions applicable pursuant to U.S. federal securities laws,for 3,750 shares of Carbon Resources Ltd. ("Carbon Shares")a Cyprus corporation. The parties to this Agreement wish to set up an escrow for the ATNY Shares and the Carbon Shares until certain conditions are fulfilled pursuant to the share exchange agreement between the parties appended hereto as Schedule "A" .

                           Agreement

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Upon the "Effective Date" as referenced in the Share Exchange Agreement appended hereto as Schedule "A", ATNY shall deliver the ATNY Shares to the Escrow Agent. Escrow Agent shall keep the ATNY Shares in escrow, except as provided herein, until the fulfillment of Articles 15.3 and
15.4 of the Share Purchase Agreement.

     2. Laxarco shall provide Escrow Agent with an irrevocable voting power of attorney in favor of the Board of Directors of ATNY to vote the shares until such time as the shares are released from escrow at which time Escrow Agent will return to Laxarco the voting power of attorney.

     3. This Agreement shall continue until ATNY's written confirmation that Carbon and Laxarco have fulfilled the terms of article 15.3 and 15.4 of the Share Exchange Agreement, whereupon the ATNY Shares shall be released as soon as practicable to Laxarco.

     4. This Agreement will terminate and the ATNY shares will be returned to ATNY for cancellation upon written notification from the parties to this Agreement, duly executed by both parties, that Laxarco and Carbon have failed to fulfil the terms of Articles 15.3 and 15.4 of the share exchange agreement.

     5. The ATNY Shares deposited shall remain the property of Laxarco and shall not be subject to any lien or charges by the Escrow Agent, or judgments or creditors' claims against Laxarco until released to it in the manner hereinafter provided.

     6. It is understood and agreed that the duties of the Escrow Agent are entirely ministerial being limited to receiving shares from ATNY and holding and disbursing such shares in accordance with this Agreement.

     7. The Escrow Agent is not a party to, and is not bound by, any agreement between ATNY and Laxarco except as may be evidenced by or arise out of the foregoing instructions.

     8. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same.

     9. The Escrow Agent shall not be required to take or be bound by notice of any default of any person or to take any action with respect to such default involving any expense or liability, unless notice in writing is given to an officer of the Escrow Agent of such default by the undersigned or any of them, and unless it is indemnified in a manner satisfactory to it against any expense or liability arising therefrom.

     10. The Escrow Agent shall not be liable for acting on any notice, request, waiver, consent, receipt, or other paper or document believed by the Escrow Agent to be genuine and to have been signed by the proper party or parties.

     11. The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct.

     12. The Escrow Agent shall not be answerable for default or misconduct of any agent, attorney, or employee appointed by it if such agent, attorney, or employee shall have been selected with reasonable care.

     13. The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of the foregoing instructions or the Escrow Agent's duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

     14. In the event of any disagreement between the undersigned or any of them, the person or persons named in the foregoing instructions, and/or any other person, resulting in adverse claims and/or demands being made in connection with or for any papers, money, or property involved herein or affected hereby, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim, or demand so long as such disagreement shall continue and, in so refusing, the Escrow Agent shall not be or become liable to the undersigned or any of them or to any person named in the foregoing instructions for the failure or refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to continue to so refrain and refuse to so act until:

               (a) The rights of adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and the money, papers, and property involved herein or affected hereby; and/or

               (b) All differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing signed by all of the persons interested.

     15. The fee of the Escrow Agent is $250, which shall be paid by agreement among the parties prior to the earlier of completion or cancellation of this escrow. The fee is for services rendered hereunder and is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; however, in the event that the conditions of this Agreement are not fulfilled, the Escrow Agent renders any material service not contemplated by this Agreement, there is any assignment of interest in the subject matter of this Agreement, there is any material modification hereof, any material controversy arises hereunder, or the Escrow Agent is made a party to or justifiably intervene in any litigation pertaining to this Agreement or the subject matter hereof, the Escrow Agent shall be reasonably compensated for such extraordinary expenses, including reasonable attorneys' fees, occasioned by any delay, controversy, litigation, or event and the same may be recoverable only from Purchaser.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.


LAWLER & ASSOCIATES, a Professional     AUTOMATED TRANSFER SYSTEMS
Law Corporation                         CORPORATION

By:  /S/ W. SCOTT LAWLER                By: /S/ CAMERON HAWORTH
Duly Authorized Officer                 Name: Cameron Haworth
                                        Title: Director

                                        LAXARCO HOLDING LIMITED

                                        By: /S/ PANYAIOTA PIFANI